CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF FORMATION
OF
BG MP Partners I, LLC.

1. The name of the limited liability company is BG MP Partners I, LLC.

2. Article SECOND of the Certificate of Formation of the limited liability company is hereby amended to read as follows:

"SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company. "

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of BG MP Partners I, LLC this 12th day of October, 2007

Cynthia Masters, Authorized Person

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:02 PM 10/12/2007
FILED 03:07 PM 10/12/2007
SRV 071112018 - 4071797 FILE